ALLIANCE BANCSHARES, INC. AND SUBSIDIARY CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2003

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ALLIANCE BANCSHARES, INC.

AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2003

table of contents

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INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Alliance Bancshares, Inc. and Subsidiary

Dalton, Georgia

We have audited the accompanying consolidated balance sheets of Alliance Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alliance Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ MAULDIN & JENKINS, LLC

Atlanta, Georgia

January 9, 2004

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ALLIANCE BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
Assets	2003		2002

Cash and due from banks		$3,091,819		$1,197,067
Interest-bearing deposits at other financial institutions		73,030		351,147
Federal funds sold		1,202,000		1,499,000

Cash and cash equivalents		4,366,849		3,047,214

Securities available for sale		24,571,213		16,932,872
Restricted equity securities, at cost		580,800		517,000
Loans, net		53,491,813		47,950,905
Premises and equipment, net		4,013,588		3,843,682
Other assets		559,150		332,869

Total assets	$ =	87,583,413 ==========	$ =	72,624,542 ========
Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Demand		$5,230,595		$2,879,831
Money market and NOW accounts		31,193,129		19,969,449
Savings		606,467		297,838
Time		25,793,040		26,129,189
Time over $100,000		9,173,667		10,315,980

Total deposits		71,996,898		59,592,287
Federal Home Loan Bank advances		6,800,000		4,800,000
Securities sold under repurchase agreements		192,006		140,762
Other liabilities		430,015		371,928
Total liabilities		79,418,919		64,904,977
Commitments and contingencies
Shareholders' equity:
Common stock, par value $.10; 20,000,000 shares authorized; 885,406
shares issued and outstanding		88,541		-
Common stock, par value $1; 5,000,000 shares authorized; 870,276
shares issued and outstanding		-		870,276
Additional paid-in capital		8,769,108		7,805,813
Accumulated deficit		(501,500)		(1,086,789)
Accumulated other comprehensive income (loss)		(191,655)		130,265

Total shareholders' equity		8,164,494		7,719,565

Total liabilities and shareholders' equity	$ =	87,583,413 ===========	$ =	72,624,542 ========
See Notes to Consolidated Financial Statements.

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ALLIANCE BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003		2002

Interest income:
Interest and fees on loans		$3,702,562		$3,175,053
Interest on securities:
Mortgage-backed securities		561,555		954,966
Municipal securities		103,892		-
Other investments		24,096		26,905
Interest on federal funds sold		19,890		29,824
Interest-bearing deposits at other financial institutions		8,734		5,574
Total interest income		4,420,729		4,192,322
Interest expense:
Interest on money market and NOW accounts		463,831		342,815
Interest on savings and time deposits		1,146,658		1,480,147
Interest on borrowings		149,187		169,303
Total interest expense		1,759,676		1,992,265

Net interest income		2,661,053		2,200,057
Provision for loan losses		288,000		185,000
Net interest income after provision for loan losses		2,373,053		2,015,057
Other income:
Service charges on deposit accounts		153,608		117,982
Other service charges and fees		25,313		15,196
Gain on sale of securities		41,901		-
Mortgage origination income		346,404		217,528
Other income		10,004		11,717
Total other income		577,230		362,423
Other expenses:
Salaries and employee benefits		1,392,317		1,202,709
Occupancy and equipment		295,603		346,509
Other operating		677,074		564,289
Total other expenses		2,364,994		2,113,507

Net income	$ =	585,289 =======	$ =	263,973 ======

Basic earnings per share	$ =	0.67 ====	$ =	0.30 ===

Diluted earnings per share	$ =	0.66 ===	$ =	0.30 ===
See Notes to Consolidated Financial Statements.

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ALLIANCE BANCSHARES, INC.
AND SUBSIDIARY

STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002

Net income	$585,289	$263,973

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale, net of income taxes (benefits) of ($181,051)	(295,941)	308,173
and $188,560, respectively
Reclassification adjustment for gains on sales of securities
available for sale, net of income taxes of $15,922 and $- , respectively	(25,979)	-

Total other comprehensive income (loss)	(321,920)	308,173

Total comprehensive income	$263,369	$572,146

See Notes to Consolidated Financial Statements.

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ALLIANCE BANCSHARES, INC.
AND SUBSIDIARY

STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Par Value
Balance, December 31, 2001	870,136	870,136	7,804,413	(1,350,762)	(177,908)	7,145,879
Common stock issued to employees as compensation	140	140	1,400	---	---	1,540
Unrealized gains on securities available for sale	---	---	---	---	308,173	308,173
Net Income	---	---	---	263,973	---	263,973

Balance, December 31, 2002	870,276	$ 870,276	$ 7,805,813	$ (1,086,789)	$ 130,265	$ 7,719,565
Common stock issued to employees as compensation	130	130	1,430	---	---	1,560
Unrealized losses on securities available for sale	---	---	---	---	(321,920)	(321,920)
Net Income	---	---	---	585,289	---	585,289
Recapitalization due to formation of holding company	---	(783,365)	783,365	---	---	---
Exercise of common stock warrants	15,000	1,500	148,500	---	---	150,000
Stock compensation expense	---	---	30,000	---	---	30,000

Balance December 31, 2003	885,406 =======	$ 88,541 =======	$ 8,769,108 =========	$ (501,500) =========	$ (191,655) ===========	$ 8,164,494 =========

See Notes to Financial Statements.

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ALLIANCE BANCSHARES, INC.
AND SUBSIDIARY
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
	2003		2002
OPERATING ACTIVITIES
Net income		$585,289		$263,973
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation, amortization and accretion		350,415		243,973
Provision for loan losses		288,000		185,000
Deferred taxes		(13,750)		-
Loss on disposal of premises and equipment		4,442		-
Common stock issued to employees as compensation		1,560		1,540
Stock compensation expense		30,000		-
Gain on sale of securities available for sale		(41,901)		-
Increase in accrued interest receivable		(32,021)		(63,431)
Decrease in accrued interest payable		(70,504)		(127,188)
Other operating activities, net		145,053		69,434
Net cash provided by operating activities		1,246,583		573,301
INVESTING ACTIVITIES
Purchases of securities available for sale		(23,475,296)		(7,712,369)
Purchases of restricted equity securities		(118,800)		(49,750)
Redemption of restricted equity securities		55,000		-
Proceeds from sale of securities available for sale		1,501,345		-
Proceeds from maturities of securities available for sale		13,660,856		7,435,603
Net increase in loans		(5,828,908)		(12,911,462)
Purchase of premises and equipment		(327,001)		(29,548)
Net cash used in investing activities		(14,532,804)		(13,267,526)
FINANCING ACTIVITIES
Net increase in deposits		12,404,611		11,860,663
Repayment of Federal Home Loan Bank advances		(3,800,000)		(2,100,000)
Proceeds from Federal Home Loan Bank advances		5,800,000		2,000,000
Net increase in securities sold under repurchase agreements		51,244		20,130
Proceeds from exercise of common stock warrants		150,000		-
Net cash provided by financing activities		14,605,855		11,780,793
Net increase (decrease) in cash and cash equivalents		1,319,634		(913,432)
Cash and cash equivalents at beginning of year		3,047,214		3,960,646

Cash and cash equivalents at end of year	$ =	4,366,848 ==========	$ =	3,047,214 ========
SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest		$1,830,180		$2,119,453
See Notes to Financial Statements.

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ALLIANCE BANCSHARES, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Alliance Bancshares, Inc. (the "Company") is a one-bank holding company whose principal activity is the ownership and management of its wholly-owned commercial bank, Alliance National Bank (the "Bank"), which is a community oriented commercial bank with its emphasis on retail banking. The Bank operates in the city of Dalton, Whitfield County, Georgia. The Bank opened for business on October 25, 1999.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiary. Significant intercompany transactions and balances have been eliminated in consolidation.

The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates.

Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses, the valuation of real estate acquired in connection with or in lieu of foreclosure on loans, and valuation allowances associated with the realization of deferred tax assets which are based on future taxable income. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash and Cash Equivalents

Cash equivalents include amounts due from banks, interest-bearing deposits at other financial institutions, and federal funds sold. Generally, federal funds are sold for one-day periods.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank and Federal Home Loan Bank of Atlanta. The total of those reserve balances was $635,000 and $157,000 at December 31, 2003 and 2002, respectively.

Securities

The Bank classifies its securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held to maturity securities are those securities for which the Bank has the ability and intent to hold until maturity. All securities not included in trading or held to maturity are classified as available for sale. At December 31, 2003 and 2002, all debt securities were classified as available for sale.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities (Continued)

Available for sale securities are recorded at fair value. Held to maturity securities are recorded at cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on securities available for sale are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

A decline in the market value of any security below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

Premiums and discounts are amortized or accreted over the life of the related securities as adjustments to the yield. Realized gains and losses for securities are included in earnings on the settlement date, and are derived using the specific identification method for determining the cost of securities sold.

Restricted Equity Securities

Restricted equity securities include Federal Reserve Bank stock and Federal Home Loan Bank (FHLB) stock with no readily determinable fair value. These securities are carried at cost.

Loans and Allowance for Loan Losses

Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination fees and costs are recognized at the date of the loan. The net loan fees and costs are not considered significant.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest income on nonaccrual loans is subsequently recognized only to the extent cash payments are received until the loans are returned to accrual status.

A loan is considered impaired when, based on current information and events, it is probable all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or at the loan's observable market price, or at the fair value of the collateral of the loan if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible.

Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrower's ability to pay, historical experience, estimated value of any underlying collateral, overall portfolio quality and review of specific problem loans.

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NOTES TO CONSOLIDATEDFINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans and Allowance for Loan Losses (Continued)

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different than those of management.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs which do not improve or extend the useful life of the respective asset is charged to income as incurred, whereas significant repairs and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements 10 - 31 years

Furniture and equipment 3 - 10 years

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the assets and liabilities results in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Stock-Based Compensation

The Company has two stock-based compensation plans, which are described more fully in Note 11. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in earnings, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and income per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation (Continued)
	Years Ended December 31,
	2003	2002

Net income, as reported	$585,289	$263,973
Deduct: Total stock-based compensation expense
determined under fair value based method for
all awards, net of related tax effects	(35,712)	(29,061)
Pro forma net income	$549,577	$234,912
Earnings per share:
Basic - as reported	$0.67	$0.30
Basic - pro forma	$0.63	$0.27
Diluted - as reported	$0.66	$0.30
Diluted - pro forma	$0.62	$0.27

Options to purchase 3,000 shares of common stock at $12.50 per share were outstanding during 2003 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares. The options, which expire in October of 2013, were still outstanding at the end of year 2003.

Earnings Per Share

Earnings per share are based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per share. The presentation of earnings per share is required on the face of the statement of operations with and without the dilutive effect of potential common stock issuances from instruments such as options, convertible securities and warrants. The Company has issued warrants and options which represent potential common shares. Warrants and options totaled 245,484 in 2003 and 257,484 in 2002.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Reclassifications

Certain assets and income on the balance sheet and statement of income as of and for the years ended December 31, 2002 have been reclassified, with no effect on total assets or net income, to be consistent with the classifications adopted for the year ended December 31, 2003.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34". The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company's financial condition or results of operations.

In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123". The Statement amends Statement No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading "Stock-Based Compensation".

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51", and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), "Consolidation of Variable Interest Entities" which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public entities, other than small business issuers, for all other types of variable interest entities (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004. Application by small business issuers to variable interest entities other than SPEs and by nonpublic entities to all types of variable interest entities is required at various dates in 2004 and 2005. The interpretations have not had a material effect on the Company's financial condition or results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities available for sale are as follows:
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2003:
Municipal securities	$3,814,392	$502	$(126,051)	$3,688,843
Mortgage-backed securities	21,065,744	74,020	(257,394)	20,882,370
	$24,880,136	$74,522	$(383,445)	$24,571,213
December 31, 2002:
Mortgage-backed securities	$16,722,902	$214,360	$(4,390)	$16,932,872

The amortized cost and fair value of securities available for sale as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value

Due from five to ten years	$499,413	$497,327
Due after ten years	3,314,979	3,191,516
Mortgage-backed securities	21,065,744	20,882,370
	$24,880,136	$24,571,213

Securities with a carrying value of approximately $7,890,000 and $5,291,000 at December 31, 2003 and 2002, respectively, were pledged to secure public funds, FHLB advances, and certain other deposits as required by law.

Proceeds from sales of securities available for sale for the year ended December 31, 2003 totaled approximately $1,501,000 and gross gains of $41,901 were realized on those sales. There were no sales of securities for the year ended December 31, 2002.

At December 31, 2003, there were no securities with unrealized losses that had been in a continuous loss position for 12 months or more.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS

Major classifications of loans are summarized as follows:
	December 31,
	2003	2002
Commercial	$9,039,535	$6,416,312
Real estate - mortgage	34,933,638	31,247,202
Real estate - construction	4,627,738	6,325,201
Consumer	5,582,910	4,567,739
Total loans	54,183,821	48,556,454
Less: allowance for loan losses	692,008	605,549
Loans, net	$53,491,813	$47,950,905

The Bank grants loans and extensions of credit to individuals and a variety of businesses and corporations located in its general trade area of the city of Dalton, Whitfield County, Georgia and adjoining counties. Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate and is dependent upon the real estate market in its market area.

An analysis of the activity in the allowance for loan losses is presented below:
	Years Ended December 31,
	2003	2002
Balance at beginning of year	$605,549	$445,822
Provision charged to operations	288,000	185,000
Loans charged off	(204,417)	(30,381)
Recoveries	2,876	5,108
Balance at end of year	$692,008	$605,549

Mortgage loans secured by 1-4 family residences totaling approximately $2,415,000 and $3,440,000 were pledged as collateral for outstanding FHLB advances as of December 31, 2003 and 2002, respectively.

As of December 31, 2003, nonaccrual loans totaled $79,073. At December 31, 2003, the total recorded investment in impaired loans, all of which had allowances determined in accordance with SFAS No. 114, amounted to $358,291. The average recorded investment in impaired loans amounted to $97,418 for the year ended December 31, 2003. The allowance for loan losses related to impaired loans amounted to $73,878 at December 31, 2003. Interest income on impaired loans was insignificant for the year ended December 31, 2003. There were no impaired loans or loans past due 90 days and still accruing interest as of December 31, 2003. As of December 31, 2002, there were no impaired loans, nonaccrual loans, or loans past due 90 days and still accruing interest.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT

Major classifications of premises and equipment are summarized as follows:

		December 31,
		2003	2002
1	Land and land improvement	$1,240,287	$990,959
2	Buildings and improvements	,573,547	2,573,547
2	Furniture and equipment	638,121	692,402
3	Construction in progress	22,444	-
		4,474,399	4,256,908
8	Less: Accumulated depreciation	460,811	413,226
9		$ 4,013,588	$3,843,682

Depreciation expense amounted to $152,653 and $195,160 for the years ended December 31, 2003 and 2002, respectively.

NOTE 5. DEPOSITS

Maturities of time deposits at December 31, 2003 are as follows:
Maturing in:
2004	$20,913,567
2005	6,802,722
2006	4,967,693
2007	934,282
2008	1,348,443
$34,966,707

The Bank had brokered time deposits at December 31, 2003 and 2002 of $4,751,980 and $5,642,980, respectively.

NOTE 6. SECURITIES SOLD UNDER REPURCHASE AGREEMENTS

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Bank may be required to provide additional collateral based on the fair value of the underlying securities. The Bank monitors the fair value of the underlying securities on a daily basis. Securities sold under repurchase agreements at December 31, 2003 and 2002 were $192,006 and $140,762, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances consist of the following:
	December 31,
	2003	2002

Federal Home Loan Bank advances with interest and principal
payments due at various maturity dates through 2007 and
interest rates ranging from 1.40% to 4.03% at December 31,
2003 (weighted average interest rate is 2.22% at
December 31, 2003).	$6,800,000	$-

Federal Home Loan Bank advances with interest and principal
payments due at various maturity dates through 2007 and
interest rates ranging from 2.84% to 4.03% at December 31,
2002 (weighted average interest rate is 3.34% at
December 31, 2002).	-	4,800,000
	$6,800,000	$4,800,000

The FHLB advances are secured by certain mortgage-backed securities and first mortgage loans. At December 31, 2003, the Bank had unused lines of credit totaling $5,700,000 which represent credit for overnight borrowings from correspondent financial institutions.

NOTE 8. INCOME TAXES

The components of income tax expense are as follows:
	Years Ended December 31,
	2003	2002

Current payable (benefit)	$170,977	$122,907
Deferred	40,184	(16,267)
Change in valuation allowance	(211,161)	(106,640)
	$--	$--

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. INCOME TAXES (Continued)

The Company's income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:
	Years Ended December 31,
	2003	2002

Tax provision at statutory federal rate	$198,999	$89,751
Surtax exemption	(11,750)	-
Change in valuation allowance	(211,161)	(106,640)
State income taxes	21,290	9,956
Other	2,622	6,933
	$-	$-

The following summarizes the components of deferred taxes:
		December 31,
		2003	2002
3	Deferred tax assets:
4	Allowance for loan losses	$231,439	$218,639
5	Pre-opening expenses	36,636	59,683
6	Operating loss carryforwards	2,776	160,003
7	Unrealized loss on securities available for sale	117,267	-
8	Other	6,299	6,074
9
10	Total gross deferred income tax assets	394,407	444,399
11	Less valuation allowance	(201,345)	(412,506)
12
13	Net deferred income tax asset	193,062	31,893
14
15	Deferred tax liabilities:
16	Depreciation	62,045	(31,893)
17	Unrealized gain on securities available for sale	-	(79,705)
		62,045	(79,705)

18
19	Net deferred tax assets (liabilities)	$131,017	$(79,705)

At December 31, 2003, the Company had state net operating loss carryforwards for tax purposes of approximately $74,000 which will expire beginning in 2018 if not previously utilized. No income tax expense or benefit was recorded for the periods ended December 31, 2003 or 2002 due to loss carryforwards for federal and state purposes.

The future tax consequences of the differences between the financial reporting and tax basis of the Company's assets and liabilities resulted in a net deferred tax asset. A valuation allowance was established for the net deferred tax asset, as the realization of these deferred tax assets is dependent on future taxable income.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:
	Years Ended December 31,
	2003	2002

Net income	$585,289	$263,973

Weighted average number of
common shares outstanding	870,286	870,147
Effect of dilutive options and warrants	20,043	-
Weighted average number of common
shares outstanding used to calculate
dilutive earnings per share	890,329	870,147

NOTE 10. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheet. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Bank's commitments is as follows:
December 31,
	2003	2002
Commitments to extend credit	$6,025,000	$5,177,000
Other standby letters of credit	72,000	92,000
	$6,097,000	$5,269,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. COMMITMENTS AND CONTINGENCIES (Continued)

Loan Commitments (Continued)

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

NOTE 11. EMPLOYEE AND DIRECTOR BENEFIT PLANS

Stock Warrants

In connection with the formation of the Bank and initial offering, warrants were issued to organizers. The warrants allow each holder to purchase one additional share of common stock for each share purchased in connection with the initial offering, but were limited to 20% of the total common stock sold in the offering. The warrants were issued as of the date of issuance of the common stock sold in the offering and will be exercisable for a period of ten years following issuance, but generally no later than three months after ceasing to serve as a director, at the initial offering price of $10 per share. Rights to purchase 173,984 shares were granted to the organizers. All warrants are fully vested and exercisable at December 31, 2003. During 2003, 15,000 warrants were exercised, recognizing $30,000 as compensation expense. The expense was required to be recognized due to the change in terms of the warrant agreement. As of December 31, 2003, fully vested and exercisable warrants totaled 158,984.

Stock Options

During 1999, the Bank adopted a Stock Incentive Plan covering up to 200,000 shares of the Bank's common stock. This plan is administered by a committee of the Board of Directors and provides for the granting of options to purchase shares of the common stock to officers, directors and key employees of the Bank. The exercise price of each option granted under the plan will not be less than the fair market value of the shares of common stock subject to the option on the date of grant as determined by the Board of Directors. Options will be exercisable in whole or in part upon such terms as may be determined by the committee. Options will not be exercisable later than ten years after the date of grant. At December 31, 2003, 113,500 options were available for distribution.

The fair value of each option is estimated on the date of grant using either the Minimum Value pricing model or the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0% for all years; risk free interest rate of 4.55% and 3.88%, respectively for 2003 and 2002 and an expected life of 8 years for both years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. EMPLOYEE AND DIRECTOR BENEFIT PLANS (Continued)

Stock Options (Continued)

A summary of activity in the Stock Incentive Plan is presented below:

	2003		2002
	Shares	Weighted- Average Option Price Per Share	Shares	Weighted- Average Option Price Per Share

Outstanding, beginning of year	83,500	$10.25	82,500	$10.00
Granted during the year	5,000	12.10	21,000	11.00
Cancelled during the year	(2,000)	10.25	(20,000)	10.00

Outstanding, end of year	86,500	10.36	83,500	10.25

Options exercisable at end of year	49,000	10.08	33,300	10.00

Weighted average fair value of
options granted during the year		$3.66		$2.91

Weighted average remaining
contractual life (years)		6.91		7.74

Profit Sharing Plan

In 1999, the Board established a 401(k) plan for which substantially all employees are eligible. The Company has not made any employer contributions to the plan in 2003 or 2002.

NOTE 12. RELATED PARTY TRANSACTIONS

The Bank conducts transactions with its directors and officers, including companies in which they have a beneficial interest, in the normal course of business. It is the Bank's policy to comply with federal regulations that require that loan and deposit transactions with directors and executive officers be made on substantially the same terms as those prevailing at the time made for comparable loans and deposits to other persons. The following summary reflects activity for related party loans for 2003:
Beginning balance	$1,809,756
New loans	256,231
Repayments	(375,029)
Change in directors	(808,481)

Ending balance	$882,477

The aggregate amount of deposits of directors and executive officers and their affiliates amounted to approximately $3,462,457 and $2,367,000 at December 31, 2003 and 2002, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, no dividends could be declared without regulatory approval.

The Bank is subject to various regulatory requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios of total and Tier 1 capital to risk-weighted assets, as defined, and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank's category. Prompt corrective action provisions are not applicable to bank holding companies.

The Bank's actual capital amounts and ratios are also presented in the table.
					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003:
Total Capital to Risk Weighted Assets	$8,921,000	14.39%	$4,960,000	8.00%	$6,200,000	10.00%
Tier I Capital to Risk Weighted Assets	$8,229,000	13.27%	$2,480,000	4.00%	$3,720,000	6.00%
Tier I Capital to Average Assets	$8,229,000	9.58%	$3,436,000	4.00%	$4,294,000	5.00%

December 31, 2002:
Total Capital to Risk Weighted Assets	$8,195,000	15.57%	$4,211,000	8.00%	$5,264,000	10.00%
Tier I Capital to Risk Weighted Assets	$7,589,000	14.42%	$2,106,000	4.00%	$3,158,000	6.00%
Tier I Capital to Average Assets	$7,589,000	10.58%	$2,870,000	4.00%	$3,588,000	5.00%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. MISCELLANEOUS OPERATING EXPENSES

Components of other operating expenses in excess of 1% of interest and other income are as follows:
	Years Ended December 31,
	2003	2002
Stationery, supplies and printing	$61,892 183,103 59,394	$69,776
Data processing fees		148,403
Advertising		44,001

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Values of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash, Due From Banks, Interest-Bearing Deposits at Other Financial Institutions, and Federal Funds Sold: The carrying amounts of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximate fair values.

Securities: Fair values for securities are based on available quoted market prices. The carrying values of restricted equity securities approximate fair values.

Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. For other loans, the fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposits: The carrying amounts of demand deposits, savings deposits, and variable-rate certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Repurchase Agreements and Federal Home Loan Bank Advances: The fair values of the Bank's fixed rate FHLB advances are estimated using discounted cash flow models based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements. The carrying amounts of all other variable rate borrowings, and securities sold under repurchase agreements approximate their fair values.

Accrued Interest: The carrying amounts of accrued interest approximate their fair values.

Off-Balance Sheet Instruments: Fair values of the Bank's off-balance sheet financial instruments are based on fees currently charged to enter into similar agreements. Since the majority of the Bank's off-balance sheet instruments consist of nonfee-producing, variable-rate commitments, the Bank has determined they do not have a distinguishable fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The carrying amounts and estimated fair values of the Company's financial instruments were as follows:
	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash, due from banks, interest-
bearing deposits, at other
financial institutions, and
federal funds sold	$4,366,849	$4,366,849	$3,047,214	$3,047,214
Securities	25,152,013	25,152,013	17,449,872	17,449,872
Loans	53,491,813	54,060,216	47,950,905	48,365,711
Accrued interest receivable	360,895	360,895	328,874	328,874

Financial liabilities:
Deposits	71,996,898	72,367,766	59,592,287	60,058,410
Securities sold under
repurchase agreements	192,006	192,006	140,762	140,762
FHLB advances	6,800,000	7,064,748	4,800,000	4,905,873
Accrued interest payable	207,281	207,281	277,785	277,785

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheet, statements of income, and cash flows of Alliance Bancshares, Inc. as of and for the period ended December 31, 2003:

CONDENSED BALANCE SHEET

Assets
Cash	$126,230
Investment in subsidiary	8,038,264
Total assets	$8,164,494

Liabilities	$-
Shareholders' equity	8,164,494
Total liabilities and shareholders' equity	$8,164,494


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)
	CONDENSED STATEMENT OF INCOME
1
2
3	Other expenses	$23,770
8	Loss before income tax benefits and equity
9	in undistributed income of subsidiary	(23,770)
11	Income tax benefits	-
13	Loss before equity in undistributed income
14	of subsidiary	(23,770)
	Equity in undistributed income of subsidiary	-
	Net loss	$(23,770)

The consolidated net income of Alliance Bancshares, Inc. includes the income of the Bank, prior to the business combination, of $609,060. The net income of the parent company only includes the net income of the Bank subsequent to the business combination.
	CONDENSED STATEMENT OF CASH FLOWS
2
3	OPERATING ACTIVITIES
4	Net loss	$(23,770)

11	Net cash used in operating activities	(23,770)
12
17
18	FINANCING ACTIVITIES
20	Proceeds from exercise of common stock warrants	150,000

26	Net cash provided by financing activities	150,000

28	Net increase in cash	126,230
30	Cash at beginning of period	-
32	Cash at end of period	$126,230

NOTE 17. BUSINESS COMBINATION

On December 31, 2003, Alliance Bancshares, Inc. acquired all of the outstanding common stock of Alliance National Bank in exchange for 870,406 shares of $.10 par value common stock.

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